Exhibit 99.1

Celldex Reports Third Quarter 2010 Financial Results

NEEDHAM, Mass.--(BUSINESS WIRE)--November 2, 2010--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the third quarter ended September 30, 2010. Celldex reported a net loss of $9.1 million, or $0.28 per share, for the third quarter of 2010 compared to a net loss of $7.2 million, or $0.45 per share, for the third quarter of 2009. For the nine months ended September 30, 2010, Celldex reported a net loss of $25.2 million, or $0.79 per share, compared to a net loss of $23.6 million, or $1.49 per share, for the nine months ended September 30, 2009. At September 30, 2010, Celldex reported cash, cash equivalents and marketable securities of $57.7 million, a decrease of $8.1 million from June 30, 2010. The decrease is due primarily to operational expenses, $0.3 million in severance payments related to the CuraGen acquisition and $0.5 million in capital expenditures made during the third quarter of 2010. Remaining severance payments of $0.2 million and $0.7 million will be made in 2010 and 2011, respectively.

Celldex believes that expected cash inflows from interest income on invested funds, an anticipated refinancing of outstanding debt, an anticipated milestone payment, taken together with our current cash, cash equivalents and marketable securities at September 30, 2010 are sufficient to meet estimated working capital requirements and fund planned operations into 2012, including clinical development costs for rindopepimut (CDX-110) anticipated to be paid during that period.

“Importantly, effective November 1, 2010, Celldex has regained rights to develop and commercialize rindopepimut. Rindopepimut is widely perceived by clinicians as one of the most promising drug candidates for patients with Glioblastoma Multiforme—a population with very limited treatment options. We believe we can advance the program at a pace that most appropriately reflects its considerable value proposition and market opportunity—which should benefit patients with GBM and our shareholders—and we are well positioned to advance rindopepimut into a pivotal study by the second half of 2011,” said Anthony S. Marucci, Celldex’s President and Chief Executive Officer. “In addition, during the third quarter of 2010, Celldex initiated a Phase 2b study of CDX-011, our antibody-drug conjugate, in advanced, refractory breast cancer patients and presented promising initial clinical data from a Phase 1/2 dose-escalating clinical trial of our CDX-1401 vaccine in October.”

Third quarter highlights:

  In September, Celldex announced that it would regain rights to develop and commercialize rindopepimut from Pfizer, effective November 1, 2010. Rindopepimut is an experimental therapeutic cancer vaccine that targets the tumor-specific molecule epidermal growth factor receptor variant III (EGFRvIII) in patients with Glioblastoma Multiforme (GBM).
  In September, Celldex initiated a 120 patient randomized Phase 2b controlled study of CDX-011 (glembatumumab vedotin), the Company’s antibody drug conjugate for the treatment of patients with glycoprotein NMB (GPNMB) expressing advanced, refractory breast cancer. CDX-011 targets the protein GPNMB, which is over expressed in a variety of cancers including breast cancer, melanoma and brain tumors. Patients are being randomized (2:1) to receive either CDX-011 or single-agent “Investigator’s Choice” chemotherapy. Study endpoints include response rate, progression-free survival and overall survival. The study is being conducted in approximately 25 academic and community sites across the U.S and enrollment is expected to be completed by Q4 2011.
  The Company and its collaborators presented positive, preliminary data from the CDX-1401 Phase 1/2 study at the iSBTc Annual Meeting in October. CDX-1401 is a novel antibody-based targeted cancer vaccine candidate being evaluated as a treatment for patients with melanoma and other cancers known to express the tumor antigen NY-ESO-1. CDX-1401 was well tolerated and there were no dose-limiting toxicities. Robust anti-NY-ESO-1 immunity was induced with the majority of the patients developing anti-NY-ESO-1 antibody responses and 39% of the patients experiencing increases in NY-ESO-1 specific T cell responses including both CD4 and CD8 responses. Importantly, the T cell responses were directed against multiple regions of the NY-ESO-1 antigen. Based on these results, the Company is conducting ongoing cohorts of CDX-1401 in combination with additional TLR agonists including with poly-ICLC (HiltonolTM), a potent TLR3 agonist and stimulator of immune cells.

Fourth quarter and upcoming events:

  On November 1, 2010, Celldex received notice from the IRS that it has been awarded Qualifying Therapeutic Discovery Project (QTDP) grants totaling approximately $1.7 million from the U.S. government related to seven of the Company’s projects, including rindopepimut, CDX-011, CDX-1307, CDX-1401, CDX-1135, CDX-301 and CDX-1127.
  At the Society of Neuro-Oncology Annual Meeting being held November 18-21, 2010 in Montreal, Celldex expects to present final data on the 5.5-month Progression Free Survival (PFS) rate from all 65 patients enrolled in the rindopepimut ACT III study as well as an update on Overall Survival (OS) data from this study. Final OS data from the ACT II study will also be presented. These data will provide additional information that will allow us to better design the future clinical development of rindopepimut. Celldex is currently planning to initiate a Phase 3 randomized study of rindopepimut in patients with GBM by the second half of 2011.
  In the fourth quarter of 2010, Celldex expects to complete the renovations of its Fall River, MA, manufacturing facility, increasing its capacity by installing a 1000L bioreactor and making the facility EMEA compliant. Implementing EMEA requirements along with US GMPs will allow Celldex to distribute potential products to clinical sites in both the US and EU.

Further Financial Highlights

Third Quarter Results

The net loss of $9.1 million for the third quarter of 2010 represents an increased loss of $1.9 million when compared to the net loss for the same period in 2009, primarily due to increases in research and development (R&D) as a result of the advancement and expansion of Celldex’s clinical pipeline, amortization and interest expenses in the third quarter of 2010, offset partially by decreases in revenues, royalty and general and administrative (G&A) expenses.

Revenues for the third quarter of 2010 decreased by $1.6 million when compared to revenues for the third quarter of 2009. Product development and licensing revenue primarily reflects the recognition of $1.3 million in Pfizer deferred revenue related to rindopepimut (CDX-110) during the three-month periods in both 2010 and 2009. Contracts and grants revenue reflects revenues from Rockefeller University recorded in 2009 only. In 2010, Celldex recognized $1.0 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital (CCH) compared to product royalty revenue of $1.9 million payable to CCH in 2009.

R&D expenses in the third quarter of 2010 and 2009 were approximately $7.2 million and $5.2 million, respectively. Changes in R&D expenses between 2010 and 2009 primarily reflect higher personnel-related expenses, facility-related expenses, contracted research expenses, clinical trials expenses and license/milestone payments to licensors, offset by lower laboratory supplies and services expenses and contract manufacturing expenses in 2010.

Royalty expense includes product royalty and sublicense royalty fees on our out-licensed programs. The $0.9 million decrease in royalty expenses in the third quarter of 2010 was due to a decrease in Rotarix® related royalty fees. Our retained interests in Rotarix net royalties, which were not sold to Paul Royalty Fund, are recorded as product royalty revenue and a corresponding amount that is payable to CCH is recorded as royalty expense.

G&A expense decreased by $1.4 million to $2.4 million in 2010 as compared to G&A expense of $3.9 million in the third quarter of 2009 primarily due to legal and other professional services expenses incurred in 2009 in connection with the acquisition of CuraGen Corporation.

The $0.4 million increase in amortization expense for the third quarter of 2010 was primarily due to the amortization of intangible assets acquired in connection with the acquisition of CuraGen Corporation.

During the quarter ended September 30, 2010, cash, cash equivalents and marketable securities decreased by approximately $8.1 million from June 30, 2010, primarily due to operating expenses incurred during the quarter, CuraGen-related severance payments and capital expenditures related to renovations at our Fall River, MA manufacturing facility.

Nine Month Results

The net loss of $25.2 million for the first nine months of 2010 represents an increased loss of $1.6 million when compared to the net loss for the same period in 2009. Higher operating and interest expenses were incurred during the first nine months of 2010 compared to 2009, partially offset by the receipt of a sublicense income payment of $3.0 million from TopoTarget A/S in the first quarter of 2010.

Revenues for the first nine months of 2010 decreased by $1.4 million compared with revenues for 2009. Product development and licensing revenue primarily reflects the recognition of $3.9 million in Pfizer deferred revenue related to rindopepimut (CDX-110) during the nine-month periods in both 2010 and 2009. The decrease in contracts and grants revenue in 2010 compared to 2009 primarily reflects reduced revenues from Rockefeller University. In the first nine months of 2010, Celldex also recognized $4.7 million in product royalty revenue related to offsetting royalty expense payable to CCH compared to $5.1 million in 2009.

R&D expense in the first nine months of 2010 increased by $2.8 million compared to 2009 due primarily to the combined operations of Celldex and CuraGen for the full nine-month period in 2010, including increased personnel-related expenses, clinical trials costs, contract manufacturing expenses, license/milestone payments to licensors and facility-related costs. These increases were partially offset by decreased laboratory supplies and services expenses. Royalty expenses for 2010 decreased by $0.4 million due to decreased royalty expense to CCH.

G&A expense decreased by $2.9 million to $7.8 million in 2010 as compared to G&A expense of $10.7 million in the first nine months of 2009, primarily due to reduced personnel-related and M&A-related legal and other professional services expenses in 2010, as compared to 2009 when Celldex completed the CuraGen transaction.

The $2.4 million increase in amortization expense for the nine months ended September 30, 2010 was primarily due to the amortization of intangible assets acquired in connection with the CuraGen acquisition.

The $3.2 million increase in investment and other income, net in 2010, is primarily due to other income of $3.0 million recorded for the TopoTarget sublicense income payment. The $0.9 million increase in interest expense was primarily due to interest recorded in 2010 on the CuraGen convertible debt, which Celldex assumed in connection with the CuraGen acquisition.

As of September 30, 2010, Celldex had approximately 32.1 million shares outstanding.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy (PTI) Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, Belinostat, Rotarix® and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital on acceptable terms, or at all; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs, including rindopepimut, which, effective November 1, 2010, is at our cost; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; our strategy and business plans concerning the continued development and commercialization of rindopepimut; our ability to successfully complete the transition of rindopepimut from Pfizer to Celldex; the uncertainties of any future payments with respect to Belinostat, as the development and commercialization of Belinostat is completely outside of Celldex's control; the uncertainties of any future royalty payments with respect to Rotarix®, as the commercialization of Rotarix is completely outside of Celldex's control; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter		Nine Months
OF OPERATIONS DATA	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
REVENUE
Product Development and Licensing Agreements	$1,371	$1,339	$4,117	$4,338
Contracts and Grants	-	799	220	939
Product Royalties	1,037	1,892	4,735	5,170

Total Revenue	2,408	4,030	9,072	10,447

OPERATING EXPENSE
Research and Development	7,215	5,169	20,908	18,060
Royalty	1,218	2,072	5,277	5,669
General and Administrative	2,421	3,850	7,848	10,701
Gain on Sale of Assets	(50)	-	(50)	(604)
Amortization of Acquired Intangible Assets	483	95	2,660	286

Total Operating Expense	11,287	11,186	36,643	34,112

Operating Loss	(8,879)	(7,156)	(27,571)	(23,665)

Investment and Other Income, Net	124	17	3,379	196
Interest Expense	(332)	(35)	(1,002)	(113)

Net Loss	$(9,087)	$(7,174)	$(25,194)	$(23,582)

Basic and Diluted Net Loss per Common Share	$(0.28)	$(0.45)	$(0.79)	$(1.49)
Weighted Average Common Shares Outstanding	31,922	15,879	31,812	15,844

CONDENSED CONSOLIDATED
BALANCE SHEETS			September 30,	December 31,
			2010	2009
			(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities			$57,657	$82,453
Other Current Assets			1,543	1,523
Property and Equipment, net			10,924	11,489
Intangible and Other Assets, net			41,685	44,899
Total Assets			$111,809	$140,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$23,281	$14,407
Long-Term Liabilities			36,507	52,190
Stockholders' Equity			52,021	73,767
Total Liabilities and Stockholders' Equity			$111,809	$140,364

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin
Chief Financial Officer, 781-433-0771
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com